UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Investors Title Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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121 North Columbia Street, Chapel Hill, North Carolina 27514
(919) 968-2200

April 16, 2008

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Investors Title Company to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 21, 2008 at 11:00 a.m. EDT.

The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2008, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

The Board of Directors of the Company unanimously recommends that you vote FOR the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2011.

I urge you to review the Proxy Statement, sign and date the enclosed proxy card, and return it promptly in the enclosed postage-paid envelope.

Cordially,
J. Allen Fine
Chief Executive Officer

121 North Columbia Street, Chapel Hill, North Carolina 27514
(919) 968-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2008

The Annual Meeting of the Shareholders of Investors Title Company will be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on Wednesday, May 21, 2008 at 11:00 a.m. EDT, for the following purposes:

(1) To elect three directors for three-year terms or until their successors are elected and qualified; and

(2) To consider any other business that may properly come before the meeting.

Shareholders of record of Common Stock of the Company at the close of business on April 3, 2008 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors:
W. Morris Fine
Secretary

IMPORTANT - Your proxy card is enclosed. You can vote your shares by completing and returning your proxy card in the enclosed postage-paid envelope. Whether or not you expect to be present at the meeting, please review the Proxy Statement and promptly vote in order to assist the Company in keeping down the expenses of the meeting. You can revoke your proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
INVESTORS TITLE COMPANY
To Be Held on May 21, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company of proxies to be voted at the Annual Shareholders’ Meeting to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on May 21, 2008 at 11:00 a.m. EDT, and at all adjournments thereof. Shareholders of record at the close of business on April 3, 2008 are entitled to notice of and to vote at the meeting and any adjournments thereof.

GENERAL INFORMATION

Proxy Solicitation by the Board of Directors. The solicitation of proxies is made on behalf of the Company’s Board of Directors and will be made either by mail or, as described below, by electronic delivery. The cost of solicitation of proxies will be borne by the Company. Copies of proxy materials and the Annual Report for 2007 will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.

Submitting and Revoking a Proxy. If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy FOR the election of the director nominees set forth herein. In addition, if other matters are properly presented for voting at the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may be properly presented for voting at the meeting.

To ensure that your vote is recorded properly, please vote your shares as soon as possible, even if you plan to attend the meeting in person. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Shareholders with shares registered directly in their names may revoke their proxy by (1) sending written notice of revocation to the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, (2) submitting a subsequent proxy or (3) voting in person at the meeting. Attendance at the meeting will not by itself revoke a proxy. A shareholder wishing to change his or her vote who holds shares through a bank, brokerage firm or other nominee must contact the record holder.

Voting Securities. On April 3, 2008, the Company had a total of 2,706,696 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,415,020 shares are entitled to one vote per share and 291,676 shares are held by a subsidiary of the Company and, pursuant to North Carolina law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

Annual Report to Shareholders. An Annual Report of the Company for the calendar year 2007 including financial statements and the independent registered public accounting firms’ opinions, along with the Notice of Annual Meeting, Proxy Statement and proxy card, are being first mailed to the Company’s shareholders on or about April 16, 2008.

Electronic Delivery of Proxy Materials. The Notice of Annual Meeting and Proxy Statement and the Company’s 2007 Annual Report (the “Proxy Materials”) are available online to certain shareholders that have arranged through their broker to receive the Proxy Materials electronically. Shareholders that hold their shares in a brokerage account may have the opportunity to receive future Proxy Materials electronically. Please contact your broker for information regarding the availability of this service.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and all persons who beneficially own more than 10% of the Company’s securities to file reports with the Securities and Exchange Commission with respect to beneficial ownership of Company securities. Based solely upon a review of copies of the filings that the Company received with respect to the fiscal year ended December 31, 2007, or written representations from certain reporting persons, the Company believes that all reporting persons filed all reports required by Section 16(a) in a timely manner.

General Information. A copy of the Company’s 2007 Annual Report and Form 10-K filed with the Securities and Exchange Commission, excluding exhibits, can be obtained without charge by contacting Investor Relations at investorrelations@invtitle.com or P.O. Box 2687, Chapel Hill, North Carolina 27515-2687.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that is applicable to all of the Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This Code addresses a variety of issues, including conflicts of interest, the protection of confidential information, insider trading, and employment practices. It also requires strict compliance with all laws, rules and regulations governing the conduct of the Company’s business.

The Code of Business Conduct and Ethics is posted in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Company intends to disclose future amendments to or waivers from the Code of Business Conduct and Ethics on its website within two business days after such amendment or waiver.

Shareholder Communications with Directors

Shareholders can communicate with members of the Company’s Board of Directors in one of two ways. Shareholders may mail correspondence to the attention of the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687. Any correspondence sent via mail should clearly indicate that it is a communication intended for the Board of Directors. Shareholders may also use electronic mail to contact the Board of Directors at boardofdirectors@invtitle.com. The Corporate Secretary regularly monitors this email account. Any communication that is intended for a particular Board member or committee should clearly state the intended recipient.

The Corporate Secretary will review all communications sent to the Board of Directors via mail and email and will forward all communications concerning Company or Board matters to the Board members within five business days of receipt. If a communication is directed to a particular Board member or committee, it will be passed on only to that member or the members of that committee. Otherwise, relevant communications will be forwarded to all Board members.

Independent Directors

The Board of Directors has determined that the following directors are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Company’s Board of Directors Independence Standards: Mr. David L. Francis, Mr. Loren B. Harrell, Jr., Mr. R. Horace Johnson, Mr. H. Joe King, Jr., Mr. James R. Morton and Mr. A. Scott Parker III. The Board of Directors Independence Standards can be found in the Investor Relations section of the Company’s website at www.invtitle.com under the heading “Corporate Governance.”

Executive Sessions

Executive sessions that include only the independent members of the Board of Directors are held periodically.

Compensation Committee Interlocks and Insider Participation

In 2007, Mr. Harrell, Mr. Morton and Mr. Parker served as the members of the Compensation Committee. None of these directors have ever been officers or employees of the Company or any of its subsidiaries. During 2007, none of the executive officers of the Company served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Board of Directors of the Company or its Compensation Committee.

Board of Directors and Committees

During the year ended December 31, 2007, the Board of Directors held four meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served. The Company expects each of its directors to attend the Annual Meeting of Shareholders unless an emergency prevents them from attending. All of the Board members were present at the 2007 Annual Meeting.

The Company’s Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Committee.

The Audit Committee. In 2007 the Audit Committee was composed of Mr. Francis, Mr. Johnson and Mr. King. The Audit Committee met eleven times in 2007.

The Audit Committee is directly responsible for overseeing the Company’s accounting and financial reporting processes and appointing, retaining, compensating and overseeing the Company’s independent registered public accounting firm and reviewing the scope of the annual audit proposed by the independent registered public accounting firm. In addition, the Committee reviews and approves related party transactions and periodically consults with the independent registered public accounting firm on matters relating to internal financial controls and procedures. The Committee is responsible for establishing and administering complaint procedures related to accounting and auditing matters.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

The Board of Directors has determined that each member of the Company's Audit Committee is “independent” as defined under applicable NASDAQ listing standards and SEC rules. The Board of Directors has also determined that all of the current Audit Committee members—Mr. Francis, Mr. Johnson and Mr. King—are “audit committee financial experts” as defined under applicable SEC rules. See “Audit Committee Report” below for the formal report of the Audit Committee for 2007.

The Compensation Committee. In 2007, the Compensation Committee was composed of Mr. Harrell, Mr. Morton and Mr. Parker. The Compensation Committee met two times in 2007. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under applicable NASDAQ listing standards.

The Compensation Committee operates under a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

The Compensation Committee determines, or recommends to the Board of Directors for determination and for payment by the Company’s wholly owned subsidiary, Investors Title Insurance Company, salaries, bonuses and other compensation of executive officers. The Committee also serves as the Option Committee of the Board of Directors, which reviews, approves and administers the Company’s stock option plans. For additional information regarding the Company’s processes and procedures for the consideration and determination of director and executive officer compensation, see “Compensation of Directors” and“Executive Compensation – Compensation Discussion and Analysis – Determining Executive Compensation” below.

See “Compensation Committee Report” below for the formal report of the Compensation Committee for 2007.

The Nominating Committee. In 2007, the Nominating Committee was composed of Mr. Harrell, Mr. King and Mr. Morton. The Nominating Committee met two times in 2007.

The Nominating Committee operates under a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

The Board of Directors has determined that each member of the Company’s Nominating Committee is “independent” as defined under applicable NASDAQ listing standards.

The Nominating Committee is responsible for identifying, evaluating and recommending to the Board of Directors candidates for election to the Board of Directors as well as appointing members to the Audit and Compensation Committees. A slate of nominees for director to present to the shareholders is recommended to the Board of Directors by the Nominating Committee and determined by at least a majority vote of the members of the Board of Directors whose terms do not expire during the year in which the election of directors will occur.

The Nominating Committee considers a variety of factors before recommending a new director nominee or the continued service of existing Board members. At a minimum, the Nominating Committee believes that a director nominee must demonstrate character and integrity, have an inquiring mind, possess substantial experience at a strategy or policy setting level, demonstrate an ability to work effectively with others, possess either high-level managerial experience in a relatively complex organization or experience dealing with complex problems, have sufficient time to devote to the affairs of the Company and be free from conflicts of interest with the Company and its subsidiaries.

Other factors the Nominating Committee considers when evaluating a potential director nominee are:

1.	Whether the candidate would assist in achieving a diverse mix of Board members;
2.	The extent of the candidate’s business experience, technical expertise, and specialized skills or experience;
3.	Whether the candidate, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member; and
4.	Any other factors related to the ability and willingness of a candidate to serve, or an incumbent director to continue his or her service to, the Company.

The Nominating Committee believes that a majority of the members of the Company’s Board of Directors should be independent as defined under applicable NASDAQ listing standards and, as a result, it also considers whether a potential director nominee is independent under such standards. The Committee also requires that all members of the Audit Committee be financially literate pursuant to applicable NASDAQ listing standards and that at least one member of the Audit Committee be an “audit committee financial expert” as defined under SEC rules. Therefore, the Nominating Committee considers whether a potential director nominee meets these criteria when evaluating his or her qualifications.

It is the policy of the Nominating Committee to consider all director candidates recommended by shareholders, provided that such recommendations are made in accordance with the procedures outlined below. The Nominating Committee evaluates such candidates in accordance with the same criteria it uses to evaluate all other director candidates.

Any shareholder that wishes to recommend a director candidate to be considered for the 2009 Annual Meeting of Shareholders should send his or her recommendation to the attention of the Corporate Secretary, Investors Title Company, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, no later than December 17, 2008. The candidate’s name, age, business address, residential address, principal occupation, qualifications and the number of shares of Common Stock beneficially owned by the candidate must be provided with the recommendation. The shareholder must also provide a signed consent of the candidate to serve, if elected, as a director of the Company, and shall include all other information that would be required under the rules of the SEC in the proxy statement soliciting proxies for election of the director candidate.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive an annual retainer for Board services of $3,000 and an attendance fee of $1,500 for each meeting of the Board of Directors attended, in addition to actual travel expenses related to the meetings. Directors receive a $500 fee for participating in a committee meeting provided that the committee meeting is held on a day other than the regularly scheduled board meeting date. The Audit Committee Chairperson receives an additional annual retainer of $500. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.

On May 16, 2007, the date of the Company’s 2007 Annual Meeting of Shareholders, each non-employee director was granted 500 Stock Appreciation Rights (“SARs”) under the Company’s 2001 Stock Option and Restricted Stock Plan with an exercise price of $49.04. Upon exercise of each SAR, a director is entitled to receive an amount (payable in shares of the Company’s common stock) equal to the difference between the closing price of the Company’s common stock on the business day immediately preceding the date of exercise and the exercise price. The number of shares paid on exercise is determined by dividing this amount by the closing price of the Company’s common stock on the business day immediately preceding the date of exercise. These SARs vested in four quarterly installments and became exercisable, to the extent vested, as of June 30, 2007. These SARs will expire on May 16, 2014.

The Board of Directors makes all decisions regarding the compensation of the members of the Board of Directors. The Chief Executive Officer makes periodic recommendations regarding director compensation, and the Board of Directors may exercise its discretion in modifying any recommended compensation adjustments or awards to the directors.

2007 Director Compensation

Name (1)	Fees Earned or Paid In Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
David L. Francis	11,500	6,282	-	17,782
Loren B. Harrell, Jr.	9,500	6,282	-	15,782
R. Horace Johnson	11,500	6,282	-	17,782
H. Joe King, Jr.	12,000	6,282	-	18,282
James R. Morton	9,500	6,282	-	15,782
A. Scott Parker III	8,000	6,282	-	14,282

(1)
J. Allen Fine, Chief Executive Officer and Chairman of the Board, James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary, are not included in this table as they are employees of the Company and do not receive compensation for their services as directors. The compensation received by Messrs. Fine, Fine, Jr. and Fine as employees of the Company is shown in the Summary Compensation Table on page 20.

(2)
The amounts shown in this column indicate the dollar amount of compensation cost recognized by the Company for financial statement reporting purposes in 2007 pursuant to Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”) for outstanding SARs, which comprise all outstanding awards of stock held by the directors, except for purposes of this column the Company has disregarded any estimates of forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For each director, the grant date fair value of SARs granted in 2007 computed in accordance with FAS 123R was $7,342. The aggregate number of SARs outstanding at December 31, 2007 held by directors was as follows:

Name	Outstanding Stock Awards at Fiscal Year End
David L. Francis	1,000
Loren B. Harrell, Jr.	1,000
R. Horace Johnson	1,000
H. Joe King, Jr.	1,000
James R. Morton	1,000
A. Scott Parker III	1,000

(3)
The Company did not recognize any compensation cost for financial statement reporting purposes in 2007 pursuant to FAS 123R for option awards held by directors. The aggregate number of option awards outstanding at December 31, 2007 held by directors was as follows:

Name	Outstanding Option Awards at Fiscal Year End
David L. Francis	4,000
Loren B. Harrell, Jr.	2,500
R. Horace Johnson	500
H. Joe King, Jr.	4,000
James R. Morton	4,000
A. Scott Parker III	4,000

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock as of April 3, 2008.

Name and Address of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)

Markel Corporation	230,150	(2)	9.5%
4521 Highwoods Parkway, Glen Allen, Virginia 23060

J. Allen Fine	196,475	(3)	8.1%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

W. Morris Fine	179,064	(4)	7.4%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

James A. Fine, Jr.	178,416	(5)	7.4%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

(1)
The percentages are calculated based on 2,415,020 shares outstanding as of April 3, 2008, which excludes 291,676 shares held by a wholly-owned subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)
The information included in the above table is based solely on Amendment No. 4 to Schedule 13G filed with the SEC on January 25, 2008. Of these shares, Markel Corporation has sole voting and investment power with respect to 213,300 shares and shared investment power with respect to 16,850 shares.

(3)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(4)
This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares, and 4,052 shares held by family members.

(5)
This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares, and 1,965 shares held by family members.

The table below sets forth the shares of the Company’s Common Stock beneficially owned as of April 3, 2008 by each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)
J. Allen Fine	196,475	(2)	8.1%
W. Morris Fine	179,064	(3)	7.4%
James A. Fine, Jr.	178,416	(4)	7.4%
A. Scott Parker III	78,860	(5)	3.3%
David L. Francis	50,166	(6)	2.1%
H. Joe King, Jr.	22,126	(7)	*
James R. Morton	12,415	(8)	*
Loren B. Harrell, Jr.	3,500	(9)	*
R. Horace Johnson	1,900	(10)	*
Richard M. Hutson II	1,100		*
All Directors and
Executive Officers as a Group
(10 persons)	724,022	(11)	30.0%

*Represents less than 1%

(1)
The percentages are calculated based on 2,415,020 shares outstanding as of April 3, 2008, which excludes 291,676 outstanding shares held by a subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(3)
This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares, and 4,052 shares held by family members.

(4)
This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares, and 1,965 shares held by family members.

(5)
This total includes 5,000 shares of Common Stock that Mr. Parker has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008. Additionally, this total includes 3,266 shares held by his wife.

(6)
This total includes 5,000 shares of Common Stock that Mr. Francis has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008. This total also includes 1,000 shares held by his wife.

(7)
This total includes 5,000 shares of Common Stock that Mr. King has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008. This total also includes 700 shares held by his wife.

(8)
This total includes 1,500 shares of Common Stock that Mr. Morton has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008.

(9)
This total includes 3,500 shares of Common Stock that Mr. Harrell has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008.

(10)
This total includes 1,500 shares of Common Stock that Mr. Johnson has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008.

(11)
This total includes 21,500 shares of Common Stock that all directors, nominees for director and executive officers as a group, have the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2008.

PROPOSAL REQUIRING YOUR VOTE

Election of Directors

The Company’s Board of Directors is composed of 9 members divided into three classes with staggered terms of three years for each class. Based on the recommendations of the Nominating Committee, the Board of Directors has nominated W. Morris Fine, Richard M. Hutson II and R. Horace Johnson for election to serve for a three-year period or until their respective successors have been elected and qualified. Mr. Hutson is a nominee for his first term as a member of the Board of Directors. He was recommended to the Nominating Committee by our Chief Executive Officer. Loren B. Harrell, Jr. will not stand for re-election to the Board of Directors when his term expires at the 2008 Annual Meeting of Shareholders.

The nominees will be elected if they receive a plurality of the votes cast for their election. Broker non-votes and abstentions will be counted for purposes of establishing a quorum, but will not be counted in the election of directors and therefore will not affect the election results if a quorum is present. It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares represented by proxy for the three nominees listed below, unless the authority to vote is withheld. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, the shares represented by proxy will be voted for three nominees including such substitutions as shall be designated by the Board of Directors. The shares represented by proxy in no event will be voted for more than three persons.

The Board unanimously recommends that you vote “FOR” the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2011.

Information Regarding Nominees for Election as Directors

		Served as	Term
		Director	to
Name	Age	Since	Expire
W. Morris Fine	41	1999	2011
Richard M. Hutson II	67	-	2011
R. Horace Johnson	63	2005	2011

W. Morris Fine is Executive Vice President and Secretary of the Company, President and Chief Operating Officer of Investors Title Insurance Company and Northeast Investors Title Insurance Company, President and Chairman of the Board of Investors Title Management Services, Inc., Vice President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Financial Officer and Treasurer of Investors Trust Company and Investors Capital Management Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company.

Richard M. Hutson II is a practicing attorney and, since 2006, has been the principal of Hutson Law Office, P.A., the successor firm to Hutson, Hughes and Powell. P.A. in Durham, North Carolina. Mr. Hutson served as a principal of Hutson, Hughes and Powell P.A. from 1993 to 2006. Mr. Hutson has been engaged in the practice of law since 1965 and has assisted the Company in various matters since its formation in 1972. He has experience in representing clients in many areas with an emphasis in business law and corporate restructuring. Additionally, he has served in leadership roles of local and national professional and civic organizations. Mr. Hutson is a past Chairman of the Durham Chamber of Commerce and presently is Chairman of the Board of LC Industries, a non-profit organization and the largest employer of visually handicapped persons in the United States.

R. Horace Johnson retired in 2004 as managing partner of the Raleigh, North Carolina office of Ernst and Young, a public accounting firm, where he had been employed since 1967. During this period, Mr. Johnson served in many firm leadership roles including serving as the managing partner for the North Carolina practice for three years and on the operating committee of the Carolinas practice for five years. He also maintained an active client service role during the 25 years he served as partner. Mr. Johnson serves on the Board of Directors of TrustAtlantic Financial Corporation, a corporation formed to serve as a bank holding company, and on the Board of Advisors of Wilmington Pharmaceuticals, LLC, a pharmaceutical development company. He also serves on the Board of the following non-profit corporations: North Carolina Citizens for Business and Industry and the Council for Entrepreneurial Development.

Information Regarding Directors Continuing in Office

		Served as	Term
		Director	to
Name	Age	Since	Expire
James A. Fine, Jr.	45	1997	2009
H. Joe King, Jr.	75	1983	2009
James R. Morton	70	1985	2009
J. Allen Fine	73	1973	2010
David L. Francis	75	1982	2010
A. Scott Parker III	64	1998	2010

James A. Fine, Jr. is President, Chief Financial Officer and Treasurer of the Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of Northeast Investors Title Insurance Company, Executive Vice President of Investors Title Management Services, Inc., President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Executive Officer of Investors Trust Company and Investors Capital Management Company. Additionally, Mr. Fine serves as Chairman of the Board of Investors Title Accommodation Corporation. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company.

H. Joe King, Jr. retired as President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation, in 1998, where he had been employed since 1962.

James R. Morton was President of J. R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation.

J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of the Company, Investors Title Insurance Company, and Northeast Investors Title Insurance Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and Northeast Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the father of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company.

David L. Francis retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm, and Marsh Associates, Inc., a property management company, where he had been employed since 1963. He serves on the Board of Directors of First Landmark, a Charlotte real estate and property management firm.

A. Scott Parker III retired in 2006 from Today’s Home, Inc. after serving as President for 31 years. He continues to be Managing Member of Parker-Jones-Kemp LLC and Greenham Investments LLC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Dixon Hughes PLLC as our independent registered public accounting firm for the fiscal year ended December 31, 2008. Dixon Hughes PLLC served as our independent registered public accounting firm for the fiscal year ended December 31, 2007, and its representatives are expected to attend the 2008 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they wish to do so.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by our independent registered public accounting firm, Dixon Hughes PLLC, for the years ended December 31, 2007 and 2006 are set forth below.

	2007	2006
Audit Fees (1)	$269,000	$269,100
Audit-Related Fees (2)	2,500	7,700
Tax Fees (3)	34,500	48,629
All Other Fees	0	0
Total Fees	$306,000	$325,429

(1)
In 2007 and 2006, audit fees consisted of the audit of the financial statements, reviews of the quarterly financial statements, services rendered in connection with statutory and regulatory filings and services related to internal control over financial reporting.

(2)	Audit-related fees consisted of fees related to compliance with regulatory and statutory filings.

(3)	Tax fees consisted primarily of tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.

Each year, the Audit Committee pre-approves independent registered public accounting firm services and associated fee ranges within the categories of Audit Services, Audit-Related Services, Tax Services and Other Services.

Throughout the year, circumstances may arise that require the engagement of the independent registered public accounting firm for additional services that were not contemplated by the existing pre-approval categories. In that case, the Audit and Non-Audit Services Pre-Approval Policy requires specific approval by the Audit Committee of such services before engaging the independent registered public accounting firm. To ensure the prompt handling of such matters, the Audit Committee has granted pre-approval authority to its Chair. The Chair reports any pre-approval decisions made at the next Audit Committee meeting.

During 2007 and 2006, none of the services provided to the Company by the independent registered public accounting firm under the categories Audit-Related Services, Tax Services and Other Services described above were approved by the Audit Committee after such services were rendered pursuant to the de minimis exception established under SEC regulations.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for overseeing the accounting and financial reporting processes of the Company and appointing, retaining, compensating and overseeing the work of the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” that describes all relationships between the Company and its independent registered public accounting firm that might bear on the firms’ independence. The Audit Committee discussed with the independent registered public accounting firm any relationships that may have an impact on its objectivity and independence. Finally, the Audit Committee considered whether the independent registered public accounting firms’ performance of services, other than audit services, is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee discussed and reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2007. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks.

Based on the reviews and discussion referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

H. Joe King, Jr., Chairman
David L. Francis
R. Horace Johnson

COMPENSATION COMMITTEE REPORT

The Compensation Committee (for purposes of this Proxy Statement, the “Committee”) of the Board has responsibility for establishing an executive compensation philosophy, implementing a compensation program designed to uphold the principles of the compensation philosophy, and continually monitoring adherence to the compensation program. One of the Committee’s most important responsibilities is continually reviewing the total compensation paid to the Company’s executives to ensure it is fair, reasonable, and competitive. The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with management, and based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee of the Board of Directors:

Loren B. Harrell, Jr.
James R. Morton
A. Scott Parker III

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Committee is responsible for setting the compensation of the named executive officers listed in the Summary Compensation Table. The ensuing discussion and analysis of the material elements of our executive compensation program focuses on the following:

•	the philosophy and objectives of our compensation program, including the results and behaviors the program is designed to reward;

•	the process used to determine executive compensation;

•	each element of compensation (see “Elements of Executive Compensation” section below);

•	the reasons why the Committee chooses to pay each element;

•	how the Committee determines the amount of each element; and

•	how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

Philosophy and Objectives of the Executive Compensation Program

The Committee believes that the ultimate objective of an effective executive compensation program is to reward the accretion of stockholder value over the long term. In keeping with this philosophy, the Committee has designed the Company’s executive compensation program to reward the achievement of the Company’s objectives, and to align the interests of our executives with those of our stockholders.

Retention of talented executives with the skills, experience, and vision to lead our Company is integral to the success of our business. However, given our company’s history as a family-managed company, the Committee’s philosophy tends to focus more on fairness, executive performance, and long-term commitment than on attracting and retaining the Company’s executive officers.

To support the over-arching objective of the accretion of stockholder value, a significant focus of our executive compensation program is to reward the attainment of short-term and long-term Company goals, and to provide the proper motivation for our executive officers to strive to achieve those goals. We believe that to align the interests of our executives and our stockholders, the executive compensation package must include both cash and equity compensation.

While the Committee does review stock performance in making its compensation decisions, it places relatively low emphasis on short-term stock performance as a measurement of Company and executive performance. We feel this is appropriate since short-term movements in our stock price are subject to factors unrelated to our performance and beyond the control of our executive officers, including factors affecting the securities markets generally. The Company’s management strives to build stockholder value by meeting customer needs, building cash flow and return on assets, and promoting operational excellence and strategic innovation. The pursuit of such long-term objectives is not always consistent with producing short-term results to increase our stock price, but we believe that taking a long-term view will demand performance that is more likely to maximize return to the stockholders over time. The Committee believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While our financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing our growth and development may have little visible impact on our stock price in the short term.

Finally, the Committee’s philosophy considers the cyclical nature of our business, which is strongly influenced by factors external to the Company, such as prevailing mortgage interest rates, wage growth and employment rates, and overall economic activity in the markets the Company serves. Because these factors are beyond the control of the executive officers, we do not attempt to closely link annual operating results with annual compensation. Instead, the Committee focuses on the accretion of stockholder value over time, among other measures, in evaluating the performance of our executive officers and in designing the executive compensation program.

In summary, our executive compensation program is designed to support five objectives:

•	aligning our executives’ interests with those of our stockholders;

•	promoting and rewarding the fulfillment of annual and long-term strategic objectives;

•	promoting and rewarding long-term commitment;

•	maintaining internal compensation equity; and

•	competing for talent in order to attract and retain executives with the skills and attributes we need.

Determining Executive Compensation

The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards for all of the Company’s elected officers. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s named executive officers.

The Chief Executive Officer annually reviews the performance of each of the other named executive officers with respect to achievement of established performance standards and attainment of the Company’s objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Committee. The Committee then can exercise its discretion in modifying any recommended adjustments or awards to the other named executive officers based upon its evaluation of their performance as well as other aspects of our compensation philosophy.

The Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Committee evaluates the Chief Executive Officer’s performance, reviews the Committee’s evaluation with him, and based on that evaluation and review, determines the amount of salary adjustment and incentive award. Consistent with the requirements of the listing standards of The Nasdaq Stock Market LLC, the Chief Executive Officer is excused from meetings of the Committee during voting deliberations regarding his compensation.

The Committee is guided by the executive compensation philosophy, its own judgment, and other sources of information that it considers relevant. In addition, the Committee annually reviews tally sheets showing each executive officer’s compensation history with respect to each element of compensation for a period of five years. The Committee does not currently retain executive compensation consultants.

Based upon the cyclical nature of our business, the Committee believes that compensation of the executive officers cannot be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward fulfilling the philosophy and objectives of our executive compensation program.

Elements of Executive Compensation

For the fiscal year ended December 31, 2007, the principal components of compensation for the named executive officers were:

•	base salaries;

•	annual performance-based incentive compensation;

•	long-term equity incentive compensation;

•	a nonqualified supplemental retirement benefit plan;

•	a nonqualified deferred compensation plan;

•	benefits under employment agreements;

•	potential payments and benefits upon change of control; and

•	benefits and perquisites.

Base Salaries. Base compensation is a usual and expected component of executive compensation, and is paid to provide executives with a fixed level of compensation. In setting base salaries for our executive officers, the Committee considers the following factors:

•	the responsibilities and critical leadership role of the executives;

•	the experience and individual performance of the executives, and their contribution to the Company’s strategic initiatives;

•	the Company’s financial performance, judged in light of external market factors;

•	the Company’s stock price performance, in absolute terms and relative to its peers and the market as a whole;

•	the Committee’s evaluation of market demand for executives with similar capability and experience;

•	the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements; and

•	obligations under employment agreements.

Salary levels are typically considered annually as part of the Company’s performance review process, or upon a promotion or other change in job responsibility. For 2007, each of the named executive officers received an increase in base salary, reflected as a percentage of 2006 base salary, as follows: J. Allen Fine – 3.3%; James A. Fine, Jr. – 8.4%; W. Morris Fine – 3.4%. The increases for J. Allen Fine and W. Morris Fine were provided primarily as cost of living increases. The increase for James A. Fine, Jr. included a cost of living increase element, plus an additional 5.0% to reflect additional responsibilities assumed in connection with his position as President and Chief Financial Officer.

Annual Performance-Based Incentive Compensation. Incentive compensation is provided to reward performance and motivate the executives to achieve our short-term and long-term objectives. The Committee sets target incentive award levels that are designed to link a substantial portion of each individual’s total annual compensation to the attainment of performance objectives. In setting target incentive awards, the Committee considers each executive’s level of responsibility and degree of influence on our short-term and long term objectives, as well as the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements. The target levels are not tied to performance objectives by a fixed formula; rather, the Committee exercises its discretion in setting target levels and uses prior years as a guide. By design, targeted at-risk pay for the named executive officers is a significant component of the total compensation package, between 55% and 65% of potential total cash compensation.

Grants of annual incentive awards are based primarily upon the attainment of performance objectives. The performance objectives are centered on the Company’s financial performance, the pursuit of growth and diversification in our business, and other strategic initiatives. In determining the amount of the annual incentive awards, the Committee reviews the Company’s progress toward meeting its objectives, and each executive officer’s contribution toward that progress, as well as the Committee’s judgment and use of discretion.

For 2007, annual incentive payments were relatively consistent with amounts paid in 2006, reflecting the Committee’s judgment that the performance of the executive officers and their contribution toward the attainment of the Company’s objectives was consistent with 2006.

Long-Term Equity Incentive Compensation. The Committee periodically considers awarding stock options to the named executive officers, as well as other officers and employees, in order to closely link the interests of the program participants with those of the stockholders, reward short-term performance, and encourage long-term commitment. By delivering value only when the value of the Company’s stock increases, stock option grants provide an incentive for executives to focus on managing the Company from the perspective of an owner with an equity stake in the Company. In the Committee’s opinion, past stock option grants were successful in focusing senior management on building profitability and shareholder value.

The Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Committee does regularly evaluate the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan in accordance with the philosophy outlined above.

Typically, eligible employees are those who are in a position to significantly influence the achievement of the Company’s objectives. Awards granted to an individual are based upon a number of factors, including the Company’s performance, the individual’s performance, and the recipient's position, salary, and performance. In addition, the Committee considers the degree of each potential recipient’s ability to influence the attainment of our Company’s goals. We expect that individuals who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders.

All stock option grants are made under the Investors Title Company 1997 and 2001 Stock Option and Restricted Stock Plans, which stockholders approved on May 13, 1997 and May 16, 2001, respectively. Stock option grants generally become exercisable in five or ten equal annual installments beginning on the grant date, and no more than 50,000 options may be granted to one individual under each Plan. No new stock option grants were made to the executive officers in 2007.

Non-Qualified Supplemental Retirement Benefit Plan. The Committee adopted a Non-Qualified Supplemental Retirement Benefit Plan of the Company’s wholly owned subsidiary, Investors Title Insurance Company (“ITIC”), in November 2003. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax-deferred basis for select management or highly compensated employees. It is intended to promote long-term commitment by enhancing the participants’ post-retirement financial security. The Committee determines the roster of plan participants on the basis of the significance of each employee’s ability to influence the Company’s objectives. Currently, each of the named executive officers participates in this plan.

For 2004 and subsequent years, ITIC makes quarterly hypothetical contributions to each participant’s account under the plan equal to 22% of his cash compensation each quarter. After 20 quarters of participation in the plan, additional contributions to each participant’s account will be at the Committee’s discretion. If a participant terminates employment before earning contributions for the full 20 quarters, then a lump sum hypothetical contribution will be made to the terminated participant’s account for the remaining quarters, up to the limit of 20 quarters.

Amounts credited to a participant’s account may be deemed either to earn a specified rate of interest or to be invested in a security, index, or other investment as determined by the Committee from time to time. Since the effective date of the plan, the amounts credited to each participant’s account have been deemed to earn interest at an annual rate of return, compounded quarterly, based on the then current yield on the 10-Year U.S. Treasury Note.

Amounts in a participant’s account (reflecting the hypothetical contributions and any deemed returns) are paid at the earlier of the participant’s termination of employment or death. Each participant has the option of electing to be paid either a lump sum amount equal annual installments spread over a term, of five, ten, fifteen, or twenty years, or life annuity payments.

The hypothetical Company contributions for 2007, reflecting amounts credited to the Non-Qualified Supplemental Retirement Benefit Plan accounts of the executive officers, are included in the “All Other Compensation” amounts shown in the Summary Compensation Table below.

Non-Qualified Deferred Compensation Plan. The Committee adopted a Non-Qualified Deferred Compensation Plan of ITIC in June 2004. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax deferred basis for select management or highly compensated employees. It is intended to promote long-term commitment by enhancing the participants’ post-retirement financial security. The Committee determines the roster of plan participants on the basis of the significance of each employee’s ability to influence the Company’s objectives. Currently, each of the named executive officers participates.

For 2005 and subsequent years, the Deferred Compensation Plan permits each participant to elect annually to defer any portion of his cash compensation. The plan also provides that on or before December 31st of each year, beginning in 2004, the Company will make a hypothetical contribution to a participant’s account under the plan equal to the amount that would have been contributed to the participant’s Simplified Employee Pension Plan if the contributions to this plan were not limited under the federal tax laws.

Participant account balances (reflecting elective compensation deferrals, the hypothetical contributions, and any deemed returns) are paid at each participant’s termination of employment in a lump sum.

The amounts credited to the Deferred Contribution accounts of the named executive officers reflecting the Company’s hypothetical contributions are included in the “All Other Compensation” amounts shown in the Summary Compensation Table below.

The hypothetical Company contributions for 2007, reflecting amounts credited to the Deferred Compensation Plan accounts of the executive officers, are included in the “All Other Compensation” amounts shown in the Summary Compensation Table below.

Benefits Under Employment Agreements. ITIC has entered into employment agreements with the executive officers under which they are entitled to certain compensation and benefits, including severance benefits. These agreements are intended to provide employment security by specifying minimum base salaries and benefits. Additionally, under these agreements, the executive officers agree to certain non-competition and non-solicitation covenants. For additional information regarding these employment agreements see “– Summary Compensation Table – Employment Agreements” below. For detailed information regarding severance benefits see “– Potential Payments Upon Termination or Change of Control” below.

Potential Payments and Benefits Upon Change of Control. Under the employment agreements with the executive officers they are entitled to certain severance payments if they terminate employment because of a change of control, as well as a salary increase of 100% if a change in control does not result in termination of employment.

The arrangements were established because:

•
it is in the best interests of the Company and its stockholders to assure that the company will have the continued dedication of the Company’s executive officers notwithstanding the possibility, threat or occurrence of a change in control; and

•	it is imperative to diminish the inevitable distraction to such executive officers by virtue of the personal uncertainties and risks created by a pending of threatened change in control.

For detailed information regarding severance benefits payable in connection with a termination because of a change in control see “- Potential Payments Upon Termination or Change in Control” below.

Benefits and Perquisites. The Company provides all eligible employees, including the named executive officers, with a benefit program that the Committee believes is reasonable, competitive, and consistent with the overall objectives of the compensation program.

Our executive officers are eligible to participate in our group insurance program, which during 2007 included group health, dental, vision, life insurance, and long-term disability insurance. Other benefits offered during 2007 include a Simplified Employee Pension Plan, flexible spending accounts and a pretax premium plan, paid sick leave, paid holidays, and paid vacations.

As a matter of policy, the Committee does not award personal benefits or perquisites that are unrelated to the Company’s business.

The Committee reviews and approves annually all benefits and perquisites paid to our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that a public company is generally not entitled to deduct for Federal income tax purposes non-performance-based compensation paid to any of its executive officers in excess of $1.0 million. Special rules apply for "performance-based" compensation, including the pre-approval of performance goals applicable to that compensation.

All compensation paid to our named executive officers in 2007, 2006, and 2005, was fully deductible for the purposes of Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for Federal income tax purposes.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The table below summarizes the total compensation for each of the named executive officers for each of the fiscal years ended December 31, 2007 and December 31, 2006. When setting total compensation for the named executive officers, the Committee reviews tally sheets which show each executive’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($) (1)	Total ($)
J. Allen Fine Chief Executive Officer & Chairman of the Board	2007 2006	282,500 273,700	330,000 345,000	193,175 184,030	805,675 802,730

James A. Fine, Jr. President, Chief Financial Officer & Treasurer	2007 2006	235,900 219,333	325,000 335,000	182,900 174,285	743,800 728,618

W. Morris Fine Executive Vice President & Secretary	2007 2006	226,733 219,333	325,000 320,000	177,005 174,285	728,738 713,618

(1)
The amounts set forth in this column for 2007 consisted of (i) Company contributions to Simplified Employee Pension Plan, (ii) Company contributions under the Nonqualified Supplemental Retirement Benefit Plan, (iii) Company contributions under the Nonqualified Deferred Compensation Plan, and (iv) Company-paid premiums for life insurance and health insurance, as follows:

Name	Pension Plan Contributions ($)	Supplemental Retirement Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Life and Health Insurance ($)	Total ($)
J. Allen Fine	19,508	138,050	34,897	720	193,175
James A. Fine, Jr.	19,508	125,598	29,990	7,804	182,900
W. Morris Fine	19,508	121,381	28,328	7,788	177,005

For further information regarding the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan, see “- Nonqualified Deferred Compensation” below.

Employment Agreements

ITIC is party to an employment agreement with each of J. Allen Fine, James A. Fine, Jr., and W. Morris Fine under which they are entitled to minimum base salaries of $259,500, $207,000 and $207,000, respectively. Under these agreements, which have five year rolling terms, Messrs. Fine, Fine, Jr., and Fine participate in the Company’s Nonqualified Supplemental Retirement Benefit Plan, participate in the benefits programs generally provided to other executives, receive 30 days of paid vacation and unlimited sick leave, and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Under these agreements, Messrs. Fine, Fine, Jr., and Fine would, upon termination, receive as severance certain payments as described under “– Potential Payments Upon Termination or Change of Control” below. The agreements also prohibit Messrs. Fine, Fine, Jr., and Fine from engaging in certain activities involving competition with the Company for a two year period following termination of employment.

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards outstanding at December 31, 2007.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to option exercises and stock vested during the year ended December 31, 2007 with respect to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Allen Fine	2,400	23,040	-	-
James A. Fine, Jr.	3,000	28,800	-	-
W. Morris Fine	3,000	28,800	-	-

(1) The amounts reflected in this column reflect the difference between the market price of the shares acquired upon exercise and the exercise price of the options.

Nonqualified Deferred Compensation

As discussed above, under the heading “ - Compensation Discussion and Analysis - Elements of Executive Compensation,” the named executive officers participate in a Non-Qualified Supplemental Retirement Benefit Plan and a Non-Qualified Deferred Compensation Plan. The table below shows the activity in each of these plans during 2007.

Name	Executive Contributions in Last FY ($)	Employer Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)
J. Allen Fine (Deferred Compensation Plan)	0	34,897	5,383	0	190,958
J. Allen Fine (Supplemental Retirement Plan)	0	138,050	22,712	0	589,274
James A. Fine, Jr. (Deferred Compensation Plan)	0	29,990	4,496	0	161,163
James A. Fine, Jr. (Supplemental Retirement Plan)	0	125,598	20,469	0	530,586
W. Morris Fine (Deferred Compensation Plan)	0	28,328	4,476	0	157,400
W. Morris Fine (Supplemental Retirement Plan)	0	121,381	20,321	0	525,107

(1)	Amounts in this column reflect hypothetical contributions and are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)
None of the amounts reflected in this column are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)
Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. J. Allen Fine - $54,142 (Deferred Compensation Plan) and $265,577 (Supplemental Retirement Plan); Mr. James A. Fine, Jr. - $44,627 (Deferred Compensation Plan) and $236,298 (Supplemental Retirement Plan); and Mr. W. Morris Fine - $44,227 (Deferred Compensation Plan) and $235,198 (Supplemental Retirement Plan).

Potential Payments Upon Termination or Change of Control

The executive officers are entitled to severance payments and benefits under their employment agreements, as described above under “- Summary Compensation Table - Employment Agreements,” and certain other agreements, as described below.

J. Allen Fine. Under Mr. J. Allen Fine’s employment agreement, if his employment is terminated due to his death, disability or retirement (following his 70th birthday), he is entitled to receive:

•	his then current base salary paid monthly for three years;

•	three annual payments paid on each of the first, second and third anniversaries of the termination date equal to his average bonus compensation during the preceding three years;

•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

•	accelerated vesting in full of all his stock options;

•	continued participation in the Company’s health insurance plans by him and his wife at no expense until his death or, if later, his wife’s death; and

•	continued participation in the Company’s health insurance plans by his dependent children at no expense until any such children are no longer dependent.

Under Mr. Fine’s employment agreement, if his employment is terminated by the Company other than for “cause” or by him due to the Company’s materially breaching the agreement (“i.e., good reason”), he is entitled to receive:

•	his then current base salary paid monthly for five years;

•	five annual payments paid on each of the first, second and third anniversaries of the termination date equal to his average bonus compensation during the preceding three years;

•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

•	accelerated vesting in full of all his stock options; and

•	continued health insurance coverage as described above.

Under Mr. Fine’s employment agreement, if he terminates his employment because of a “change in control,” he is entitled to receive:

•	a lump sum payment equal to 2.99 times his then current base salary;

•	a lump sum payment equal to 2.99 times his average bonus compensation during the preceding three years;

•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

•	accelerated vesting in full of all his stock options; and

•	continued health insurance coverage as described above.

If a change in control does not result in a termination of employment, Mr. Fine is entitled to a base salary increase of 100%.

If any portion of these payments and benefits, or payments and benefits under any other plan, agreement or arrangement, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, such payments and benefits payable under the agreement will be reduced until no portion thereof would fail to be deductible by reason of being “an excess parachute payment.”

Under Mr. Fine’s employment agreement, if his employment is terminated by the Company for “cause,” he is entitled to receive:

•	an amount equal to that amount he would have received as salary had he remained an employee until the later of the date of his termination and 30 days after notice of termination; and

•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan.

Under Mr. Fine’s employment agreement, “cause” is defined as:

•	the executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;

•	the commission by executive of a fraud against the Company for which he is convicted;

•	gross negligence or willful misconduct by executive with respect to the Company which causes material detriment to the Company;

•	the falsification or manipulation of any records of the Company;

•	repudiation of the agreement by executive or executive’s abandonment of employment with the Company;

•	breach by executive of his confidentiality, non-competition or non-solicitation obligations under the agreement; or

•
failure or refusal of executive to perform his duties with the Company or to implement or follow the policies or directions of the Board of Directors within 30 days after a written demand for performance is delivered to executive that specifically identifies the manner in which the Board of Directors believes that executive has not performed his duties or failed to implement or follow the policies or directions of the Board of Directors.

Under Mr. Fine’s employment agreement, a “change in control” will occur if:

•
any person or group acting in concert, other than the executive or his affiliates or immediate family members, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors;

•
the directors serving at the time the agreement was entered into or any successor to any such director (and any additional director) who after such time (i) was nominated or selected by a majority of the directors serving at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Securities Exchange Act of 1934) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors, cease for any reason to constitute at least a majority of the Company’s Board of Directors;

•	a sale of more than 50% of the Company’s assets (measured in terms of monetary value) is consummated; or

•	any merger, consolidation, or like business combination or reorganization of the Company is consummated that results in the occurrence of any event described above.

J. Allen Fine is also party to a Death Benefit Plan Agreement with the Company. Notwithstanding the payout provisions of Mr. Fine’s employment agreement, the Death Benefit Plan Agreement provides that certain amounts payable under Mr. Fine’s employment agreement in the event of his death will be paid in a lump sum within 60 days of his death to a beneficiary designated by Mr. Fine.

James A. Fine, Jr. and W. Morris Fine. The employment agreements of James A. Fine, Jr. and W. Morris Fine are substantially identical to J. Allen Fine’s employment agreement, except that under their agreements (1) Messrs. Fine, Jr. and Fine are eligible to receive retirement benefits under their agreements after age 50, rather than age 70, and (2) following termination of employment by the Company other than for “cause” or by the executive due to a material breach by the Company of the agreement (i.e., “good reason”) or because of a “change in control,” they are entitled to cause the Company to transfer to them any life insurance policies owned by the Company on their lives.

James A. Fine, Jr. is also party to a Death Benefit Plan Agreement with the Company. Notwithstanding the payout provisions of Mr. Fine’s employment agreement, the Death Benefit Plan Agreement provides that certain amounts payable under Mr. Fine’s employment agreement in the event of his death will be paid in a lump sum within 60 days of his death to a beneficiary designated by him. Under the Death Benefit Plan Agreement, Mr. Fine’s designated beneficiary would also be paid a lump sum amount equal to $2,000,000,

•	reduced by the following amounts that would be paid under Mr. Fine’s employment agreement and the Supplement Retirement Plan in the event of his death:

(a)	the Company’s contributions to Mr. Fine’s account under the Supplemental Retirement Plan;

(b)	three times his then current base salary;

(c)	three times his average bonus compensation during the preceding three years;

(d)	the cost of continued participation in the Company’s health insurance plans by him and his wife until his death or, if later, his wife’s death; and

(e)	the cost of continued participation in the Company’s health insurance plans by his dependent children until any such children are no longer dependent; and

•	increased by the amounts accrued on the Company’s books as of the date of death for the payments described in items (a) through (e) above.

W. Morris Fine is not currently a party to a Death Benefit Plan Agreement; however, the Company anticipates entering into such an agreement with W. Morris Fine in 2008, which would be substantially similar to the Death Benefit Plan Agreement with James A. Fine, Jr.

Conditions to Receipt of Severance Benefits. Under each named executive officer’s employment agreement, the Company’s obligations to provide the executive with the severance benefits described above are contingent on:

•	The executive’s compliance with certain covenants with respect to confidential information;

•	The executive’s compliance with a two year non-competition covenant; and

•	The executive’s compliance with a two year non-solicitation covenant.

Estimated Post-Employment Compensation and Benefits. The following tables set forth the estimated post-employment compensation and benefits that would have been payable to each of the named executive officers under his agreements, assuming that each covered circumstance occurred on December 31, 2007.

The following table shows the potential payments upon termination or a change of control of the Company for J. Allen Fine., the Company’s Chief Executive Officer:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Termination Due to Change in Control		Death	For Cause Termination		Involuntary or Good Reason Termination		Termination for Retirement or Disability(1)
Compensation:
Base Salary	-	849,160	(3)	852,000	23,542	(2)	1,420,000	(5)	852,000	(4)
Bonus	-	1,051,483	(6)	1,055,000	-		1,758,333	(8)	1,055,000	(7)
Supplemental Retirement Plan (9)	693,060	693,060		693,060	693,060		693,060		693,060
Deferred Compensation Plan (10)	190,958	190,958		190,958	190,958		190,598		190,958

Benefits and Perquisites:
Health Plan (11)	-	34,622		34,622	-		34,622		34,622
Total – J. Allen Fine	884,018	2,819,283		2,825,640	907,560		4,096,613		2,825,640

The following table shows the potential payments upon termination or a change of control of the Company for James A. Fine, Jr., the Company’s President and Chief Financial Officer:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Termination Due to Change in Control		Death	For Cause Termination		Involuntary or Good Reason Termination		Termination for Retirement or Disability
Compensation:
Base Salary	-	714,610	(3)	717,000	19,644	(2)	1,195,000	(5)	717,000	(4)
Bonus	-	1,026,567	(6)	1,030,000	-		1,716,667	(8)	1,030,000	(7)
Supplemental Retirement Plan (9)	625,296	625,296		625,296	625,296		625,296		625,296
Deferred Compensation Plan (10)	161,163	161,163		161,163	161,163		161,163		161,163

Benefits and Perquisites:
Health Plan (11)	-	181,842		181,842	-		181,842		181,842
Death Benefit Plan Agreement (12)	-	-		983,262	-		-		-
Life Insurance (13)	-	38,841		38,841	-		38,841		38,841
Total - James A. Fine, Jr.	786,459	2,748,319		3,737,404	806,103		3,918,809		2,754,142

The following table shows the potential payments upon termination or a change of control of the Company for W. Morris Fine, the Company’s Executive Vice President and Secretary:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Termination Due to Change in Control		Death	For Cause Termination		Involuntary or Good Reason Termination		Termination for Retirement or Disability
Compensation:
Base Salary	-	681,720	(3)	684,000	18,894	(2)	1,140,000	(5)	684,000	(4)
Bonus	-	1,011,617	(6)	1,015,000			1,691,667	(8)	1,015,000	(7)
Supplemental Retirement Plan (9)	616,352	616,352		616,352	616,352		616,352		616,352
Deferred Compensation Plan (10)	157,400	157,400		157,400	157,400		157,400		157,400

Benefits and Perquisites:
Health Plan (11)	-	115,956		115,956	-		115,956		115,956
Death Benefit Plan Agreement (12)	-	-		-	-		-		-
Life Insurance (13)	-	15,525		15,525	-		15,525		15,525
Total – W. Morris Fine	773,752	2,598,570		2,604,233	792,646		3,736,900		2,604,233

(1)	J. Allen Fine was eligible to retire on May 2, 2004.

(2)	Represents 30 days severance.

(3)	Represents lump sum severance payment equal to 2.99 times base salary.

(4)	Represents three years severance, payable monthly.

(5)	Represents five years severance, payable monthly.

(6)	Represents lump sum severance payment equal to 2.99 times average bonus for past three years.

(7)	Represents three times average bonus for past three years, payable in three annual installments.

(8)	Represents five times average bonus for past three years, payable in three annual installments.

(9)	Represents accumulated benefit under the Company’s Nonqualified Supplemental Retirement Benefit Plan plus contribution required to ensure minimum of 20 quarters of Company contributions.

(10)	Represents accumulated benefit under the Company’s Nonqualified Deferred Compensation Plan.

(11)	Reflects estimated cost of providing health insurance plan coverage using assumptions used for financial reporting purposes.

(12)
Represents the estimated lump sum amount that would be payable under the officer’s Death Benefit Plan Agreement. W. Morris Fine is not currently a party to a Death Benefit Plan Agreement, but the Company anticipates entering into such an agreement with him in 2008 on terms substantially similar to the Death Benefit Plan Agreement with James A. Fine, Jr. If such an agreement had been in effect for W. Morris Fine in 2007, W. Morris Fine would have been entitled to approximately $811,484 in the event of his death on December 31, 2007.

(13)	Reflects cash surrender value of life insurance policy, transferable at the executive’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest, or the perception of conflicts of interest, and has adopted a written policy to be followed in connection with all related party transactions involving the Company. Pursuant to the policy, all related party transactions must be approved by either (1) a majority of the disinterested members of the Audit Committee of the Board of Directors or (2) a majority of independent and disinterested members of the Board of Directors. In either case, a related party transaction may not be approved by a single director. For purposes of the policy, the term “related party transaction” is defined as any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 and any material “conflict of interest” transaction with a director, as that term is defined under the North Carolina Business Corporation Act. For fiscal year 2007, there were no related party transactions that were required to be disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company on or before December 17, 2008 to be considered for inclusion in the Company’s proxy materials relating to that meeting. If a shareholder notifies the Company after March 2, 2009 of an intent to present a proposal at the Company’s 2009 Annual Meeting of Shareholders, the request will be considered untimely and the persons named as the Company’s proxies will have the right to exercise their discretionary voting authority with respect to such proposal without including information regarding the proposal in the proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS:

W. Morris Fine
Secretary

April 16, 2008